Exhibit 99.1
Analysts and Media Contact: Susan Giles (972) 855-3729	News Release

Atmos Energy Corporation Reports Earnings for the

Fiscal 2012 Second Quarter and Six Months; Reaffirms Fiscal 2012 Guidance

DALLAS (May 2, 2012)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2012 second quarter and six months ended March 31, 2012.

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Fiscal 2012 second quarter consolidated results, excluding net unrealized margins were $116.8 million, or $1.28 per diluted share, compared with results in the prior-year quarter, excluding net unrealized margins, of $134.3 million, or $1.47 per diluted share.

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After including noncash, unrealized net losses of $7.7 million, or ($0.08) per diluted share, fiscal 2012 second quarter net income was $109.1 million, or $1.20 per diluted share. Net income was $132.2 million, or $1.45 per diluted share in the prior-year quarter, after including unrealized net losses of $2.1 million or ($0.02) per diluted share.

•	Fiscal 2011 second quarter net income included the net positive impact of several one-time items totaling $11.1 million, or $0.12 per diluted share.

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For the three months ended March 31, 2012, regulated operations contributed $116.1 million, or $1.27 per diluted share, compared with $136.3 million of net income, or $1.49 per diluted share in the prior-year quarter.

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Nonregulated operations experienced a net loss of $7.0 million, or ($0.07) per diluted share, compared with a net loss of $4.1 million, or ($0.04) per diluted share for the same three-month period last year.

For the six months ended March 31, 2012, consolidated net income was $177.6 million, or $1.94 per diluted share, compared with net income of $206.2 million, or $2.26 per diluted share for the same period last year. Net income for the prior-year period included the positive impact of several one-time items totaling $11.1 million, or $0.12 per diluted share. Results from nonregulated operations include noncash, unrealized net gains of $5.3 million, or $0.06 per diluted share for the six months ended March 31, 2012, compared with net losses of $1.7 million, or ($0.02) per diluted share for the prior-year period. For the current six-month period, regulated operations contributed $180.2 million of net income, or $1.97 per diluted share, and nonregulated operations experienced a net loss of $2.5 million, or ($0.03) per diluted share. For the current six-month period, net income from regulated operations includes $5.9 million, or $0.06 per diluted share from discontinued operations, compared with $6.9 million, or $0.08 per diluted share for the same period last year.

“Increased rates, coupled with weather normalization mechanisms, safeguarded our regulated earnings from a relatively mild winter heating season,” said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. “We remain committed to investing significant capital over the next five years to fortify our regulated asset infrastructure. Regarding our nonregulated operations, adjusted earnings for the quarter fell slightly, but we anticipate this business will generate more positive results the remainder of our fiscal year.”

“For fiscal 2012, we remain on track to meet our previously announced earnings guidance of between $2.30 and $2.40 per diluted share,” Cocklin concluded.

Results for the 2012 Second Quarter Ended March 31, 2012

Natural gas distribution gross profit, excluding discontinued operations, increased $1.8 million to $380.8 million for the fiscal 2012 second quarter, compared with $379.0 million in the prior-year quarter. This increase reflects a net $6.4 million increase in rates, primarily in the company’s Mid-Tex, Mississippi and Louisiana service areas, partially offset by a $5.9 million decrease in revenue-related taxes, primarily due to lower revenue on which the tax is calculated.

Regulated transmission and storage gross profit increased $3.0 million to $58.0 million for the quarter ended March 31, 2012, compared with $55.0 million for the same quarter last year. This increase is primarily a result of rate design changes approved in the Atmos Pipeline – Texas rate case that became effective in May 2011.

Nonregulated gross profit decreased $24.3 million to ($4.2) million for the second quarter of fiscal 2012, compared with $20.1 million for the prior-year quarter. The decrease primarily reflects a $9.4 million quarter-over-quarter decrease in realized asset optimization margins. During the second quarter of fiscal 2011, asset optimization margins reflected realized financial gains associated with physical natural gas storage withdrawals. In contrast, during the current quarter, as a result of falling natural gas prices, Atmos Energy Holdings injected a net 8.9 Bcf into storage to capture incremental physical to forward spread values and purchased flowing gas to meet customer deliveries. As a result, losses were realized on the settlement of financial instruments used to hedge natural gas purchases. A substantial portion of the incremental margins captured during the quarter is currently anticipated to be realized during the third and fourth quarters of fiscal 2012. Additionally, realized margins from gas delivery decreased $4.9 million, primarily due to a seven percent decrease in consolidated sales volumes as a result of warmer weather combined with a $0.02/Mcf decrease in per-unit margins. Finally, unrealized margins decreased $9.5 million quarter over quarter.

Consolidated operation and maintenance expense, excluding discontinued operations, for the three months ended March 31, 2012, was $110.7 million, compared with $114.2 million for the prior-year quarter. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter was $108.2 million, compared with $111.8 million for the prior-year quarter. The $3.6 million decrease resulted primarily from a $3.5 million decrease in employee-related costs.

Results for the quarter ended March 31, 2011 included several one-time items, which resulted in a total net gain of $11.1 million. In March 2011, the company unwound two Treasury lock agreements after cancelling a planned debt offering and recognized a $27.8 million cash gain. Partially offsetting this gain was a $19.3 million noncash charge to impair the company’s investment in the Ft. Necessity storage project. Lastly, due to the administrative settlement of various income tax positions during the quarter, the company recorded a $5.0 million tax benefit.

Results for the Six Months Ended March 31, 2012

Natural gas distribution gross profit, excluding discontinued operations, increased $2.0 million to $671.9 million for the six months ended March 31, 2012, compared with $669.9 million in the prior-year period. This increase is due largely to a net $11.0 million increase attributable to rate increases, primarily in the company’s Mid-Tex, Louisiana, Mississippi, Kentucky and West Texas service areas. Partially offsetting this increase was a $2.9 million decrease associated with a 10 percent decrease in consolidated distribution throughput, primarily from lower consumption and warmer weather, coupled with a $5.6 million decrease in revenue-related taxes, which was offset by a decrease in taxes, other than income.

Regulated transmission and storage gross profit increased $10.8 million to $114.8 million for the six months ended March 31, 2012, compared with $104.0 million last year. This increase is primarily a result of rate design changes approved in the Atmos Pipeline – Texas rate case that became effective in May 2011.

Nonregulated gross profit decreased $34.0 million to $11.2 million for the six months ended March 31, 2012, compared with $45.2 million for the prior-year period. The decrease primarily reflects a $34.9 million decrease in realized asset optimization margins. During the first six months of fiscal 2011, more frequent trading opportunities existed to earn intramonth trading gains in the daily cash market. In contrast, during the current year, as a result of falling natural gas prices, Atmos Energy Holdings injected a net 24.6 Bcf into storage to capture incremental physical to forward spread values and purchased flowing gas to meet customer deliveries. As a result, realized losses were significantly higher on the settlement of financial instruments used to hedge natural gas purchases. A substantial portion of the incremental margins captured during the current year is currently anticipated to be realized during the third and fourth quarters of fiscal 2012. Additionally, realized margins from gas delivery decreased $9.8 million, primarily due to a six percent decrease in consolidated sales volumes as a result of warmer weather combined with a $0.03/Mcf decrease in per-unit margins. Partially offsetting these decreases was an $11.7 million increase in unrealized margins.

Consolidated operation and maintenance expense, excluding discontinued operations, for the six months ended March 31, 2012, was $226.8 million, compared with $228.7 million for the prior-year period. Excluding the provision for doubtful accounts, operation and maintenance expense for the current-year period was $222.0 million, compared with $224.9 million for the prior year. The $2.9 million decrease resulted primarily from a $6.7 million decrease in employee-related costs, partially offset by a $1.9 million increase in legal and administrative costs and a $2.0 million increase in contract labor.

Depreciation and amortization increased $9.3 million to $119.5 million during the six months ended March 31, 2012, compared with $110.2 million for the prior-year period. Period-over-period, taxes, other than income increased $4.4 million to $98.1 million, compared with $93.7 million for the prior-year period. Both increases are primarily the result of incremental capital investments made in fiscal 2011 and early fiscal 2012 that resulted in increased depreciation expense and increased ad valorem taxes in the current-year period.

Interest charges for the six months ended March 31, 2012 were $72.1 million, compared with $76.8 million for the same period last year. The $4.7 million period-over-period decrease resulted primarily from refinancing long-term debt at reduced interest rates and reducing commitment fees from decreasing the number of credit facilities and extending the length of their terms in fiscal 2011.

Results for the six months ended March 31, 2011, included the previously mentioned one-time items, which resulted in a net gain of $11.1 million.

The debt capitalization ratio at March 31, 2012 was 50.2 percent, compared with 51.7 percent at September 30, 2011 and 47.6 percent at March 31, 2011. At March 31, 2012, there was $174.0 million of short-term debt outstanding, compared with no short-term debt outstanding at March 31, 2011, while short-term debt was $206.4 million at September 30, 2011.

For the six months ended March 31, 2012, the company generated operating cash flow of $360.7 million, a $77.7 million reduction compared with the six months ended March 31, 2011. The period-over-period decrease primarily reflects an increase in purchased gas stored underground in the nonregulated segment with the corresponding gas withdrawals expected to occur later in the current fiscal year, coupled with $43.3 million in contributions to our pension and postretirement plans.

Capital expenditures increased to $311.1 million for the six months ended March 31, 2012, compared with $246.7 million in the prior-year period. The $64.4 million increase primarily reflects spending related to two new pipeline projects in the Atmos Pipeline – Texas Division and increased capital spending in the natural gas distribution segment associated with higher infrastructure spending and the development of a new customer service system.

Outlook

Atmos Energy still expects fiscal 2012 earnings to be in the range of $2.30 to $2.40 per diluted share, excluding unrealized margins. Net income from regulated operations is now expected to be in the range of $193 million to $200 million, while net income from nonregulated operations has been revised to be in the range of $17 million to $20 million. Total capital expenditures for fiscal 2012 are expected to increase about $10 million to the revised range of between $690 million to $710 million.

Conference Call to be Webcast May 3, 2012

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2012 second quarter and first six months on Thursday, May 3, 2012, at 10 a.m. Eastern Time. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Fred Meisenheimer, senior vice president and chief financial officer will participate in the conference call.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and in the company’s Quarterly Report on Form 10-Q for the three months ended December 31, 2011. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving over three million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31		Percentage
(000s except per share)	2012	2011	Change
Gross Profit:
Natural gas distribution segment	$380,802	$379,004	—%
Regulated transmission and storage segment	58,037	54,976	6%
Nonregulated segment	(4,229)	20,058	(121)%
Intersegment eliminations	(349)	(370)	6%

Gross profit	434,261	453,668	(4)%

Operation and maintenance expense	110,708	114,162	(3)%
Depreciation and amortization	60,272	55,467	9%
Taxes, other than income	54,919	53,558	3%
Asset impairment	—	19,282	(100)%

Total operating expenses	225,899	242,469	(7)%

Operating income	208,362	211,199	(1)%

Miscellaneous income	616	26,202	(98)%
Interest charges	36,660	37,875	(3)%

Income from continuing operations before income taxes	172,318	199,526	(14)%
Income tax expense	66,408	71,366	(7)%

Income from continuing operations	105,910	128,160	(17)%

Income from discontinued operations, net of tax	3,201	4,049	(21)%

Net income	$109,111	$132,209	(17)%

Basic earnings per share
Income per share from continuing operations	$1.16	$1.41
Income per share from discontinued operations	0.04	0.04

Net income per share – basic	$1.20	$1.45

Diluted earnings per share
Income per share from continuing operations	$1.16	$1.41
Income per share from discontinued operations	0.04	0.04

Net income per share – diluted	$1.20	$1.45

Cash dividends per share	$0.345	$0.340

Weighted average shares outstanding:
Basic	90,020	90,246
Diluted	90,322	90,533

	Three Months Ended March 31		Percentage
Summary Net Income (Loss) by Segment (000s)	2012	2011	Change
Natural gas distribution – continuing operations	$98,301	$114,561	(14)%
Natural gas distribution – discontinued operations	3,201	4,049	(21)%
Regulated transmission and storage	14,620	17,739	(18)%
Nonregulated	730	(2,044)	136%
Unrealized margins, net of tax	(7,741)	(2,096)	(269)%

Consolidated net income	$109,111	$132,209	(17)%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Six Months Ended March 31		Percentage
(000s except per share)	2012	2011	Change
Gross Profit:
Natural gas distribution segment	$671,887	$669,940	—%
Regulated transmission and storage segment	114,796	103,983	10%
Nonregulated segment	11,176	45,236	(75)%
Intersegment eliminations	(716)	(767)	7%

Gross profit	797,143	818,392	(3)%

Operation and maintenance expense	226,770	228,652	(1)%
Depreciation and amortization	119,487	110,244	8%
Taxes, other than income	98,117	93,726	5%
Asset impairment	—	19,282	(100)%

Total operating expenses	444,374	451,904	(2)%

Operating income	352,769	366,488	(4)%

Miscellaneous income (expense)	(1,259)	25,476	(105)%
Interest charges	72,102	76,770	(6)%

Income from continuing operations before income taxes	279,408	315,194	(11)%
Income tax expense	107,710	115,934	(7)%

Income from continuing operations	171,698	199,260	(14)%

Income from discontinued operations, net of tax	5,920	6,946	(15)%

Net income	$177,618	$206,206	(14)%

Basic earnings per share
Income per share from continuing operations	$1.89	$2.18
Income per share from discontinued operations	0.06	0.08

Net income per share – basic	$1.95	$2.26

Diluted earnings per share
Income per share from continuing operations	$1.88	$2.18
Income per share from discontinued operations	0.06	0.08

Net income per share – diluted	$1.94	$2.26

Cash dividends per share	$.69	$.68

Weighted average shares outstanding:
Basic	90,137	90,157
Diluted	90,440	90,455

	Six Months Ended March 31		Percentage
Summary Net Income (Loss) by Segment (000s)	2012	2011	Change
Natural gas distribution – continuing operations	$146,206	$168,982	(13)%
Natural gas distribution – discontinued operations	5,920	6,946	(15)%
Regulated transmission and storage	28,034	27,841	1%
Nonregulated	(7,835)	4,109	(291)%
Unrealized margins, net of tax	5,293	(1,672)	417%

Consolidated net income	$177,618	$206,206	(14)%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Discontinued Operations	Three Months Ended March 31		Six Months Ended March 31
(000s)	2012	2011	2012	2011
Operating revenues	$26,374	$35,790	$49,825	$59,523
Purchased gas cost	17,026	24,636	31,977	39,533

Gross profit	9,348	11,154	17,848	19,990

Operating expenses	4,275	4,431	8,449	8,447

Operating income	5,073	6,723	9,399	11,543
Other nonoperating expense	(38)	(32)	(86)	(65)

Income from discontinued operations
before income taxes	5,035	6,691	9,313	11,478
Income tax expense	1,834	2,642	3,393	4,532

Net income	$3,201	$4,049	$5,920	$6,946

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31,	September 30,
(000s)	2012	2011

Net property, plant and equipment	$5,334,012	$5,147,918

Cash and cash equivalents	47,040	131,419
Accounts receivable, net	350,261	273,303
Gas stored underground	221,112	289,760
Other current assets	275,428	316,471

Total current assets	893,841	1,010,953

Goodwill and intangible assets	740,185	740,207
Deferred charges and other assets	400,689	383,793

	$7,368,727	$7,282,871

Shareholders’ equity	$2,360,712	$2,255,421
Long-term debt	1,956,213	2,206,117

Total capitalization	4,316,925	4,461,538

Accounts payable and accrued liabilities	309,864	291,205
Other current liabilities	374,123	367,563
Short-term debt	173,996	206,396
Current maturities of long-term debt	250,131	2,434

Total current liabilities	1,108,114	867,598

Deferred income taxes	1,062,488	960,093
Deferred credits and other liabilities	881,200	993,642

	$7,368,727	$7,282,871

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Six Months Ended March 31
(000s)	2012	2011
Cash flows from operating activities
Net income	$177,618	$206,206
Asset impairment	—	19,282
Depreciation and amortization	122,735	113,395
Deferred income taxes	102,052	115,302
Other	9,874	10,255
Changes in assets and liabilities	(51,556)	(25,969)

Net cash provided by operating activities	360,723	438,471

Cash flows from investing activities

Capital expenditures	(311,123)	(246,663)
Other, net	(3,878)	(1,535)

Net cash used in investing activities	(315,001)	(248,198)

Cash flows from financing activities
Net decrease in short-term debt	(48,945)	(128,884)
Unwinding of Treasury lock agreements	—	27,803
Repayment of long-term debt	(2,369)	(10,066)
Cash dividends paid	(62,907)	(62,067)
Repurchase of common stock	(12,535)	—
Repurchase of equity awards	(3,509)	(3,333)
Issuance of common stock	164	7,568

Net cash used in financing activities	(130,101)	(168,979)

Net increase (decrease) in cash and cash equivalents	(84,379)	21,294
Cash and cash equivalents at beginning of period	131,419	131,952

Cash and cash equivalents at end of period	$47,040	$153,246

	Three Months Ended March 31		Six Months Ended March 31
Statistics, including discontinued operations	2012	2011	2012	2011
Consolidated natural gas distribution throughput (MMcf as metered)	144,894	176,301	266,642	296,845
Consolidated regulated transmission and storage transportation volumes (MMcf)	109,626	93,493	214,663	193,334
Consolidated nonregulated delivered gas sales volumes (MMcf)	99,844	107,566	190,714	202,104
Natural gas distribution meters in service	3,220,045	3,213,031	3,220,045	3,213,031
Natural gas distribution average cost of gas	$4.94	$5.28	$4.87	$5.14
Nonregulated net physical position (Bcf)	38.0	17.7	38.0	17.7

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